EXHIBIT 99.1

National Atlantic Holdings Corporation Announces First Quarter Results

     Freehold, NJ, May 20, 2005. National Atlantic Holdings Corporation (Nasdaq: NAHC) reported today net income of $4.373 million or $0.78 per share (diluted), in the first quarter 2005 compared with $2.971 million, or $0.53 per share (diluted), in the same period for 2004. Included in net income are net realized investment gains, net of tax, of $264,668, or $0.05 per share (diluted), in the first quarter of 2005 compared with net realized investment gains, net of tax, of $444,100, or $0.08 per share (diluted), for the same period in 2004.

     Direct written premiums increased by 29.7% to $60.3 million for the quarter ended March 31, 2005 compared to $46.5 million for the same quarter of last year. Net written premiums were $56.8 million in the first quarter 2005, a 28.8% increase over first quarter 2004 net premiums written of $44.1 million. Net earned premiums were $47.4 million in the first quarter of 2005 compared to $39.1 million in the comparable quarter of 2004, an increase of 21.2%

     The Company’s combined ratio (GAAP basis) was 90.3% in the first quarter of 2005 compared with 100.4% in the same period for 2004. During the first quarter of 2005, positive development on prior period loss reserves was approximately $0.5 million for the period ending March 31, 2005 because actual loss experience, especially for no-fault coverage has lower than expected due to reduced claims frequency.

     Investment income for the three months ended March 31, 2005 increased by $1.1 million, or 91.7%, to $2.3 million from $1.2 million in 2004. The increase was due primarily to an increase in invested assets to $259.5 million from $186.0 million for the comparable 2004 period. The increase in invested assets was primarily due to the increase in net written premiums during the period. Our average book yield to maturity for the three months ended March 31, 2005 and 2004 was 5.05% and 4.49%, respectively. The increase in yield was due to the decrease in our cash instruments and our ability to purchase securities with higher yields.

     NAHC, through its insurance subsidiary, Proformance Insurance Company, is a provider of personal lines property and casualty insurance, predominately automobile insurance, in the State of New Jersey. NAHC distributes its products exclusively through licensed independent agents, many of whom have an equity participation in NAHC’s common stock and are referred to as “partner agents.”

     Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, economic, regulatory or competitive conditions in the private passenger automobile insurance carrier industry; regulatory, economic, demographic, competitive and weather conditions in the New Jersey market; significant weather-related or other natural or man-made disasters over which we have no control; the effectiveness of our efforts to manage and develop our subsidiaries; our ability to attract and retain independent agents; our ability to maintain our A.M. Best rating; the adequacy of the our reserves for unpaid losses and loss adjustment expenses; our ability to maintain an effective system of internal controls over financial reporting; market fluctuations and changes in interest rates; the ability of our subsidiaries to dividend funds to us; and our ability to obtain additional capital in the future. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

National Atlantic Holdings Corporation
Summary of Operating Results
(in thousands) except pre-share amounts
(unaudited)

	Quarter Ended March 31,
	2005	2004
Direct Written Premiums	$60,270	$46,501
Net written premiums	56,786	44,098
Net earned premiums	47,370	39,138
Losses and loss adjustment expenses	32,827	29,623
Investment income	2,282	1,184
Net realized investment gains (losses)	392	677
Net (loss) income	$4,373	$2,971

Basic average shares outstanding	4,941,990	4,941,990

Diluted average shares outstanding	672,950	613,235

Basic Earnings Per Share Data
Net income	$0.88	$0.60

Net realized investment gains, net of tax	$0.05	$0.09

Diluted Earnings Per Share Data
Net income	$0.78	$0.53

Net realized investment gains, net of tax	$0.05	$0.08

Source:    National Atlantic Holdings Corporation

Contact:  Frank J. Prudente
EVP and Treasurer, Corporate Finance
National Atlantic Holdings Corporation
732.665.1145